UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 12, 2013

VALASSIS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10991	38-2760940

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

19975 Victor Parkway, Livonia, MI	48152
_______________________________________________	____________
(Address of Principal Executive Offices)	(Zip Code)

      (734) 591-3000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listings.

On April 16, 2013, Valassis Communications, Inc. (the “Company”) received a letter from NYSE Regulation (the “NYSE Letter”) indicating that the New York Stock Exchange (the “Exchange”) had concluded that the Company had failed to provide timely notice to the Exchange of the record date for the Company’s upcoming 2013 Annual Meeting of Shareholders at least ten days prior to the record date for the meeting as required by Exchange rules. Receipt of a public reprimand letter of this nature is a required disclosure under Item 3.01 of Form 8-K.

The NYSE Letter expressly sets forth the following reasons for the Exchange’s determination that suspending trading or delisting the Company’s securities is not warranted in this instance: (1) this is the first time that the Company has failed to satisfy the notice requirements of Sections 204.21 and 401.02 of the Listed Company Manual; (2) based on documentation provided by the Company, the Company appears to have made a good faith effort to provide timely notice to the Exchange by mailing a letter to the attention of a former Exchange employee whose employment had ended prior to the date of such letter (however, the Exchange has been unable to determine that it ever received this letter and, in any event, such letter would not have been a permissible manner of complying with the notice requirement under the applicable Exchange rules); and (3) the Company has not fallen below the financial and other continued listing standards provided in Chapter 8 of the Listed Company Manual or failed to comply with the audit committee standards set out in Section 303A.06.  In addition, the Company also sent an email to the attention of the same former Exchange employee in an effort to provide timely notice, which the Exchange also was unable to locate, but similarly would not have been a permissible manner of complying with the notice requirement under the applicable Exchange rules.  The Company gave notice of the record date of the annual meeting to Broadridge more than twenty days before the record date and accordingly notice was communicated to investors and the trading markets by Broadridge more than ten days before the record date.

The Company also confirms March 4, 2013 as the record date for its upcoming meeting of stockholders to be held on May 3, 2013.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2013, the Company entered into Change in Control Agreements (the “CIC Agreements”) with its executive officers, including Robert A. Mason, the Company’s President, Chief Executive Officer and director, Robert L. Recchia, the Company’s Chief Financial Officer, Treasurer and director, Ronald L. Goolsby, the Company’s Chief Operating Officer, James D. Parkinson, the Company’s Executive Vice President, Chief Digital and Technology Officer and Suzanne C. Brown, the Company’s Executive Vice President, Sales and Marketing (each an “Executive” and collectively the “Executives”).  Pursuant to the terms of the CIC Agreements, among other items, if an Executive terminates employment for “good reason” or is terminated “other than for cause” within twenty-four months after a “change in control” (each as defined in the CIC Agreements) or within ninety days immediately prior to the execution of a definitive agreement, the consummation of which actually results in such change in control, the Executive will be entitled to the following: (i) a lump sum payment in an amount ranging from 1.5 to 2.5 times (as described below) the respective Executive’s then-effective annual base salary on the date of termination or the date of change in control, whichever is greater; (ii) a lump sum payment in an amount ranging from 1.5 to 2.5 times (as described below) the respective Executive’s then-effective maximum annual cash incentive bonus opportunity, on the date of termination or the date of change in control, whichever is greater; and (iii) continuation of health (including medical, dental, vision and prescription drug benefits) benefits and life insurance benefits for the Executive and/or the Executive’s family for a period ranging from 18 to 30 months (as described below) following the date of termination.  More specifically, the multiples and time-periods applicable to each such Executive’s CIC Agreement are as follows:  Mr. Mason (2.5 times and 30 months), Mr. Recchia (2 times and 24 months), Mr. Goolsby (1.5 times and 18 months), Mr. Parkinson (1.5 times and 18 months) and Ms. Brown (1.5 times and 18 months).  These payments and benefits are conditioned upon the Executive executing a general release in favor of the Company.

Furthermore, the CIC Agreements provide that the foregoing payments and benefits continuation generally shall be in lieu of any cash severance payments and benefits continuation under the respective Executive’s employment agreement and any bonus payments due under any bonus or incentive plan and do not affect any change in control benefits to which the Executives are entitled under the Company's equity award plans or any other plan or policy of the Company, including the Company’s supplemental benefit plan in the case of Mr. Recchia.

The foregoing description of the CIC Agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the form of CIC Agreements, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.                                Description

10.1                                    Form of Change in Control Agreement for Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.

By: /s/ Todd Wiseley
Date: April 18, 2013	Name: Todd Wiseley
Title: General Counsel, Executive Vice President, Administration and Secretary

EXHIBIT INDEX

Exhibit No.                                Description

10.1                                    Form of Change in Control Agreement for Executive Officers